Exhibit 99.1
Ambassadors International, Inc. Enters Into a Definitive Agreement
to Sell Queen of the West
SEATTLE, September 17, 2009 – Ambassadors International Inc. (Nasdaq: AMIE) today announced that it has signed a definitive agreement to sell Queen of the West to Blue Spruce LLC, an affiliate of American Cruise Lines.
The 142-guest Queen of the West most recently operated 7-night cruises on the Columbia and Snake rivers roundtrip from Portland, Oregon. The vessel features 71 staterooms, four decks, a dining room, a show room, a lounge and a bar and grill.
With this sale, Ambassadors continues to execute the plan announced in February 2009 to focus all capital and efforts on Windstar Cruises and the small ship luxury segment.
Ambassadors has also completed sales of the Housing portion of its Travel and Events division and its Marine Group earlier this year and recently entered into a definitive agreement to dispose of Ambassadors’ Cypress Reinsurance business.
About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
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For further information, please contact Vanessa Bloy of Ambassadors International, Inc., at vanessa.bloy@windstarcrusies.com or 206.733.2970.